Exhibit 23-a

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated November 12, 2019, relating to the consolidated financial statements and financial statement schedule of Rockwell Automation, Inc., and the effectiveness of Rockwell Automation Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Rockwell Automation, Inc. for the year ended September 30, 2019.

/s/ Deloitte & Touche

Milwaukee, Wisconsin
February 5, 2020